EXHIBIT 99.1

EXHIBIT 99.1 PRESS RELEASE, DATED AUGUST 5, 2008, OF ENERSYS REGARDING FINANCIAL RESULTS FOR THE FIRST FISCAL QUARTER OF 2009

EnerSys Reports First Fiscal Quarter of 2009 Results

READING, PA, August 5, 2008/PRNewswire-FirstCall/ — EnerSys (NYSE:ENS), the world’s largest manufacturer, marketer and distributor of industrial batteries, announced today its financial results for the first fiscal quarter of 2009. Net earnings for the Company’s first fiscal quarter of 2009 were $25.5 million, or $0.52 per basic share and $0.50 per diluted share.

The first fiscal quarter of 2009’s net earnings included the following highlighted items: a credit of approximately $8.5 million ($10.9 million pre-tax), or ($0.17) per diluted share, from the April 2008 sale of our Manchester, England manufacturing facility, and charges of: approximately $2.2 million ($3.4 million pre-tax), or $0.04 per diluted share, from an accrual of a court award against the Company; approximately $1.4 million ($2.2 million pre-tax), or $0.03 per diluted share, from our ongoing European restructuring actions, charges of approximately $3.4 million ($5.2 million pre-tax), or $0.07 per diluted share, from the refinancing activities discussed below, and $0.2 million ($0.3 million pretax) or $0.01 per diluted share, of costs associated with a secondary offering of the Company’s common stock held by certain of our shareholders. In total, these highlighted items increased net earnings by $1.3 million, or $0.02 per diluted share.

Net earnings in the first fiscal quarter of the prior year were $7.4 million, or $0.16 per basic share and $0.15 per diluted share, which included the highlighted unfavorable impacts of the ongoing European restructuring plan of $6.8 million ($9.9 million pretax) or $0.14 per diluted share, and $0.1 million ($0.2 million pretax) or $0.01 per diluted share, net, of costs associated with a secondary offering of the Company’s common stock held by certain of our shareholders.

Excluding the highlighted charges and credits in both periods, non-GAAP adjusted net earnings for the first fiscal quarter of 2009 were $24.2 million, or $0.49 per basic and $0.48 per diluted share, compared to non-GAAP adjusted net earnings for first fiscal quarter of 2008 of $14.3 million or $0.31 per basic and $0.30 per diluted share. Please refer to the paragraph below under the heading “Reconciliation of Non-GAAP Adjusted Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information. These non-GAAP adjusted results are consistent with the diluted EPS guidance, as previously provided on June 11, 2008 of $0.45 - $0.49 per share. The June 11 guidance also excluded the same fiscal 2009 highlighted items.

Net sales for the first fiscal quarter of 2009 were $592.1 million, compared to $429.9 million in the comparable period of the prior year, or an increase of 37.7%. Our first quarter growth rate includes: approximately 19% attributable to ongoing selling price recovery actions; and approximately 11% due to stronger foreign currencies, primarily the euro compared to the U.S. dollar. Organic growth in net sales for the first fiscal quarter of 2009 compared to the comparable period of the prior year (net sales growth excluding the effects of foreign currency translation and price increases) was approximately 8%.

EnerSys’ first fiscal quarter of 2009 operating results for its reporting segments, compared to the first fiscal quarter of 2008 are as follows (in millions):

	Reserve Power	Motive Power	Consolidated
Three months ended June 29, 2008:
Net sales	$258.8	$333.3	$592.1

Operating earnings before highlighted items	$21.0	$21.7	$42.7
Gain on sale of manufacturing facility	10.9	—	10.9
Legal proceedings charge	(3.4)	—	(3.4)
Restructuring charges	(1.3)	(0.9)	(2.2)

Total operating earnings	$27.2	$20.8	$48.0

Three months ended July 1, 2007:
Net sales	$184.7	$245.2	$429.9

Operating earnings before restructuring charges	$8.5	$20.6	$29.1
Restructuring charges	(7.4)	(2.5)	(9.9)

Total operating earnings	$1.1	$18.1	$19.2

During the first fiscal quarter of 2009, the Company also completed the refinancing of its U.S. senior secured credit facility. In May 2008, the Company sold $172.5 million of senior unsecured 3.375 % convertible notes and in June 2008, the Company completed a new $350 million senior secured credit facility, consisting of a $225 million Term A Loan and a $125 million Revolver. Proceeds of the refinancing were partially used to repay the entire $360 million outstanding combined balances of its prior senior secured credit facility.

“I am extremely pleased with our performance for the first quarter of our fiscal year 2009. We experienced record orders, sales and earnings in the quarter,” stated John D. Craig, chairman, president and chief executive officer. “The refinancing transactions completed this quarter have strengthened our capital structure by adding senior unsecured convertible debt and a new senior secured debt facility that matures in 6 years. This new debt has lowered our cash interest expense and provides us with operational flexibility and adequate liquidity to continue to grow our business.”

Craig added, “We anticipate that adjusted diluted net earnings per share for our second fiscal quarter of 2009 will be between $0.49 and $0.53, which excludes the expected additional charge of approximately $1.2 million or $0.02 per share, from the continuation of our European restructuring actions.

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EnerSys’ management uses the non-GAAP measure “adjusted net earnings” in their analysis of the Company’s performance. This measure, as used by EnerSys in past quarters and years, adjusts net earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company’s restructuring initiatives and highlighted charges and income items. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not directly related to operating unit performance and are unusual in nature and accordingly, are not indicative of ongoing operating results. We believe these charges or credits are not valid measures of the performance of our underlying business. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts for the first fiscal quarters ended June 29, 2008 and July 1, 2007. Non-GAAP adjusted net earnings are calculated excluding highlighted charges and credits. The following table provides additional information regarding certain non-GAAP measures:

	Fiscal quarter ended
	June 29, 2008		July 1, 2007
	(In millions, except share and per share data)
Net earnings reconciliation
As reported net earnings	$25.5		$7.4
Non-GAAP adjustments (net of tax):
Gain on sale of manufacturing facility	(8.5	)(1)	—
Legal proceedings charge	2.2	(2)	—
Restructuring charges	1.4	(3)	6.8 (3)
Refinancing related charges	3.4	(4)	—
Secondary offering fees	0.2	(5)	0.1 (5)

Non-GAAP adjusted net earnings	$24.2		$14.3

Outstanding shares used in per share calculations:
Basic	49,329,724		46,885,318

Diluted	50,507,516		47,851,531

Non-GAAP adjusted net earnings per share:
Basic	$0.49		$0.31

Diluted	$0.48		$0.30

Reported net earnings per share:
Basic	$0.52		$0.16

Diluted	$0.50		$0.15

(1)	Resulting from pretax gain of approximately $10.9 million, net of fees and expenses, from the sale of the Manchester, England manufacturing facility, recorded in the first fiscal quarter of 2009.
(2)	Resulting from pretax charge of approximately $3.4 million in the first fiscal quarter of 2009 for a litigation accrual related to an award against the Company.
(3)

Resulting from pretax charges of approximately $2.2 million in the first fiscal quarter of 2009 and $9.9 in the first fiscal quarter of 2008, primarily for severance costs related to staff reductions, and in fiscal 2008, fixed asset write-offs for restructuring activities in Europe, related to the Energia acquisition.

(4)

Resulting from pretax charges of approximately $5.2 million in the first fiscal quarter of 2009, of charges related to the refinancing of amounts borrowed under the Company’s prior senior secured credit facility. These charges are comprised of an approximate $4.0 million write-off of deferred financing fees and $1.2 million of losses incurred in terminating certain interest rate swap agreements.

(5)

Resulting from pretax charges of approximately $0.3 million and $0.2 million, respectively, for professional fees related to secondary stock offerings which occurred in the first fiscal quarters of 2009 and 2008.

EnerSys

Summary of Earnings

(In millions, except share and per share data)

		Fiscal quarter ended
	(Unaudited)	June 29, 2008	July 1, 2007
Net sales		$592.1	$429.9
Gross profit		112.6	86.6
Operating expenses		69.9	57.5
Gain on sale of manufacturing facility		(10.9)	—
Restructuring charges		2.2	9.9
Legal proceedings charge		3.4	—
Operating earnings		48.0	19.2
Earnings before income taxes		34.0	10.7
Net earnings		$25.5	$7.4

Net earnings per common share:
Basic		$0.52	$0.16

Diluted		$0.50	$0.15

Weighted average shares outstanding:
Basic		49,329,724	46,885,318

Diluted		50,507,516	47,851,531

EnerSys will host a conference call to discuss the Company’s first fiscal quarter 2009 financial results and provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for August 6, 2008, at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President and Chief Executive Officer and Michael T. Philion, Executive Vice President – Finance and Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s website at http://www.enersys.com.

The conference call information is:

Date:	Wednesday, August 6, 2008
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Call-In Number:	866-831-6291
International Dial-In Number:	617-213-8860
Passcode:	13038454

A replay of the conference call will be available from 11:00 a.m. on August 6, 2008, through midnight on September 6, 2008.

The replay information is:

Via Internet:	http://www.enersys.com
Domestic Replay Number:	888- 286-8010
International Replay Number:	617-801-6888
Passcode:	38594856

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145. Tel: 800-538-3627; Website http://www.enersys.com.

EDITOR’S NOTE: EnerSys, the world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at www.enersys.com.

Caution Concerning Forward-Looking Statements

This press release (and oral statements made regarding the subjects of this release) contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act) which may include, but are not limited to, statements regarding EnerSys’ earnings estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “intend,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond our control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the EnerSys on its website or otherwise. EnerSys does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although EnerSys does not make forward-looking statements unless it believes it has a reasonable basis for doing so, EnerSys cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect EnerSys’ results, including earnings estimates, see EnerSys’ filings with the Securities and Exchange Commission, including “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2008. No undue reliance should be placed on any forward-looking statements.